THE AMENDED AGREEMENT

CONCERNING THE EXCHANGE OF COMMON STOCK

BETWEEN

MICRO IMAGING TECHNOLOGY, INC.

AND

SHAANXI ZHONGKE SPACEFLIGHT AGRICULTURE DEVELOPMENT STOCK CO., LTD.

The following agreement is an amendment to certain provisions of the original agreement signed by Micro Imaging Technology, Inc. (the “MIT”) and Shaanxi Zhongke Spaceflight Agriculture Development Stock Co., Ltd. (the “Zhongke”). The following paragraphs are substituted in full for the original paragraphs and these amendments should be read in conjunction with the original agreement. Except as modified, the remainder of the Agreement remains in full force.

1.1(b)

Cash Consideration and Escrow Requirements.

After the $50,000 deposit referenced above has been deposited in Escrow, Zhongke shall pay at closing, the escrowed funds plus an additional total of Four Hundred Thirty Thousand U. S. Dollars ($430,000.00) cash to MMTC, for a total cash consideration of $480,000.  MMTC shall deliver the corporation without assets and with liabilities no greater than $480,000 at closing (except the existing business of MMTC, which will have a record date for a shareholder dividend that has been set earlier, but for which the mechanical distribution has not occurred, and will occur within 30 days of closing, or at some reasonable time as agreed by the parties) and MMTC shall employ the funds as needed to liquidate and remove all debts or liabilities, including any payments to its attorneys and consultants, incurred as a result of the Definitive Agreement.

1.1(c)

Reverse Stock Split.

Prior to the closing of this transaction and upon obtaining approval of the shareholders, MMTC will effect a reverse stock split of issued and outstanding shares, including any securities associated with any outstanding options, warrants or other securities. MMTC shall cause approximately a 1-for-119 reverse stock split or such other reverse stock split as may be required to effectively lower the issued and outstanding shares, on a fully diluted basis to 250,000 shares immediately prior to closing.

1.3

Reverse Triangular Merger.

 The parties intend that this exchange will be tax free under Section 368 of the Internal Revenue Code to the fullest extent possible. If necessary in the opinion of tax counsel to preserve tax free status, MMTC will establish a special purpose corporation as a wholly owned subsidiary designated as MMTC Merger Corporation or some similar name.  The Board of Directors and Management of MMTC and Zhongke shall consent to all acts reasonably necessary for the establishment of   MMTC Merger Corporation and the subsequent merger or acquisition. To the extent required by applicable law, the merger or acquisition shall be approved by the shareholders of both corporations, if necessary. The Agreement and this Amendment shall be incorporated by reference into any plan of exchange between the companies. MMTC will file Articles of Merger or similar Articles effecting the merger under controlling law. The expense of Merger shall be borne by MMTC except as otherwise set out in the Agreement. Following the Merger, Zhongke will have acquired the public, reporting company and will be responsible for all subsequent filings called for under the Securities Exchange Act of 1934, as amended

1.5

Spin out of MMTC Operations.  Prior to closing, MMTC shall take all corporate action required to effect a spin out of its Nevada subsidiary of the same name. The actual spin out shall take place as soon after closing as practical. MMTC shall cause securities to be distributed to its shareholders of record as of a record date immediately preceding the date of closing. The current operations of MMTC will be merged into the current Nevada subsidiary of the same name and continued through that entity. The distribution of new securities in the spin out company shall be on a share for share basis with the holdings of MMTC on the record date. The spin out shall conform to the requirements of California and Nevada’s corporations laws and the federal securities laws.  MMTC shall warrant to Zhongke that the spin out shall not trigger rights of dissent or appraisal or other shareholder rights, except to the extent that such are liquidated and resolved by MMTC prior to closing. Following the spin out, it shall be the responsibility of MMTC to file a registration statement, other appropriate document, or obtain a valid exemption for commencement and/or continuation of trading in its securities.

1.9

Closing. This Agreement shall become effective immediately upon approval and adoption by the parties hereto, in the manner provided by the law of the places of incorporation and constituent corporate documents, and upon compliance with governmental filing requirements, such as, without limitation, filings under the Exchange Act .  Closing shall occur when all conditions of closing have been met or are waived by the parties, including all required government approvals. The parties anticipate the filing of a Schedule 14F-1 Information Statement at least ten days prior to any change in a majority of the Board of Directors of MMTC. Parties expect to make such filings after the Closing as are necessary. The closing of the Agreement (the “Closing”) shall take place in Charlotte, North Carolina, at the offices of attorney Charles Barkley immediately after all conditions have been removed or as soon thereafter as all regulatory approvals have been obtained, or at such other place and time as the parties may otherwise agree.

AGREED AND ACCEPTED as of the date written below.

MICRO IMAGING TECHNOLOGY

By: /s/ Michael Brennan

Michael Brennan, CEO

Date: August 13, 2007

SHAANXI ZHONGKE SPACEFLIGHT AGRICULTURE DEVELOPMENT STOCK CO., LTD.

By: /s/ Ao Jiangfeng

Ao Jiangfeng, President

Date: August 13, 2007